Exhibit 99.1

Contact:Brett D. Heffes

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION

ANNOUNCES CASH DIVIDEND

Minneapolis, MN (October 26, 2016)    Winmark Corporation (Nasdaq: WINA) announced today that its Board of Directors has approved the payment of a quarterly cash dividend to shareholders.  The quarterly dividend of $0.10 per share will be paid December 1, 2016 to shareholders of record on the close of business on November 9, 2016.  Future dividends will be subject to Board approval.

Winmark Corporation creates, supports and finances business.  At September 24, 2016, there were 1,184 franchises in operation under the brands Plato's Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®.  An additional 67 retail franchises have been awarded but are not open.  In addition, at September 24, 2016, the Company had a lease portfolio of $37.3 million.